Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus Supplement dated
May 9, 2024 and the Prospectus dated October 30, 2023
Registration No. 333-275214

Charter Communications Operating, LLC
Charter Communications Operating Capital Corp.

$1,500,000,000 6.100% Senior Secured Notes due 2029 (the “2029 Notes”)

$1,500,000,000 6.550% Senior Secured Notes due 2034 (the “2034 Notes”)

May 9, 2024

Pricing Term Sheet dated May 9, 2024
to the
Preliminary Prospectus Supplement dated May 9, 2024
(the “Preliminary Prospectus Supplement”)
of Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.
(the “Issuers”)

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Terms Applicable to the 2029 Notes

Issuers:	Charter Communications Operating, LLC (“CCO”) and Charter Communications Operating Capital Corp. (“CCO Capital Corp.”)
Principal Amount:	$1,500,000,000
Title of Securities:	6.100% Senior Secured Notes due 2029
Final Maturity Date:	June 1, 2029
Coupon:	6.100%

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Benchmark Treasury:	4.625% due April 30, 2029
Benchmark Treasury Price and Yield:	100-23; 4.462%
Spread to Benchmark Treasury:	+165 basis points
Yield to Maturity:	6.112%
Issue Price:	99.944%, plus accrued and unpaid interest, if any, from May 14, 2024
Interest Payment Dates:	June 1 and December 1
Record Dates:	May 15 and November 15
First Interest Payment Date:	December 1, 2024
CUSIP Number:	161175 CQ5
ISIN Number:	US161175CQ56
Optional Redemption:	Prior to the 2029 Par Call Date (as defined below), the 2029 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 60 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to each Holder of the 2029 Notes to be redeemed, at a redemption price expressed as a percentage of principal amount equal to the greater of:

(a)                 the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Notes matured on the 2029 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points less unpaid interest accrued to the date of redemption, and

(b)                100% of the principal amount of the 2029 Notes to be redeemed,

plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2029 Notes on a record date to receive the related interest payment on the related interest payment date).

“2029 Par Call Date” means May 1, 2029.

On or after the 2029 Par Call Date the 2029 Notes will be redeemable, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 0 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to the registered holders thereof at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2029 Notes on a record date to receive the related interest payment on the related interest payment date).

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Terms Applicable to the 2034 Notes
Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.
Principal Amount:	$1,500,000,000
Title of Securities:	6.550% Senior Secured Notes due 2034
Final Maturity Date:	June 1, 2034
Coupon:	6.550%
Benchmark Treasury:	4.000% due February 15, 2034
Benchmark Treasury Price and Yield:	96-12 3/4; 4.458%
Spread to Benchmark Treasury:	+212.5 basis points
Yield to Maturity:	6.583%
Issue Price:	99.755%, plus accrued and unpaid interest, if any, from May 14, 2024
Interest Payment Dates:	June 1 and December 1
Record Dates:	May 15 and November 15
First Interest Payment Date:	December 1, 2024
CUSIP Number:	161175 CR3
ISIN Number:	US161175CR30
Optional Redemption:	Prior to the 2034 Par Call Date (as defined below), the 2034 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 60 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to each Holder of the 2034 Notes to be redeemed, at a redemption price expressed as a percentage of principal amount equal to the greater of:

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

(a)                 the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2034 Notes matured on the 2034 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 35 basis points less unpaid interest accrued to the date of redemption, and

(b)                100% of the principal amount of the 2034 Notes to be redeemed,

plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2034 Notes on a record date to receive the related interest payment on the related interest payment date).

“2034 Par Call Date” means March 1, 2034.

On or after the 2034 Par Call Date the 2034 Notes will be redeemable, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 60 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to the registered holders thereof at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2034 Notes on a record date to receive the related interest payment on the related interest payment date).

Terms Applicable to Each Series of Notes

Use of Proceeds:	The Issuers intend to use the net proceeds from this offering to prepay borrowings outstanding under CCO’s existing senior secured term loan B-1 facility (including accrued but unpaid interest related thereto), to fund a concurrent cash tender offer to purchase the Issuers’ outstanding 4.908% senior secured notes due 2025 in an aggregate purchase price of up to $2,500,000,000 and for general corporate purposes, including to fund potential buybacks of Class A common stock of Charter Communications, Inc. and common units of Charter Communications Holdings, LLC, a subsidiary of Charter Communications, Inc., and to pay related fees and expenses.

Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
BNP Paribas Securities Corp.
BofA Securities, Inc.

J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
Wells Fargo Securities, LLC

Goldman Sachs & Co. LLC
TD Securities (USA) LLC
UBS Securities LLC

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Co-Managers:	Credit Agricole Securities (USA) Inc.
SMBC Nikko Securities America, Inc.
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.
AmeriVet Securities, Inc.
CastleOak Securities, L.P.
LionTree Advisors LLC
MFR Securities, Inc.
Samuel A. Ramirez & Company, Inc.

Trade Date:	May 9, 2024
Settlement Date:	May 14, 2024 (T+3)
We expect that delivery of the 2029 Notes and the 2034 Notes (together, the “Notes”) will be made to investors on or about May 14, 2024, which will be the third business day following the date of this Pricing Term Sheet (such settlement cycle being herein referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date that is two business days preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes hereunder during such period should consult their advisors.
Distribution:	SEC Registered (Registration No. 333-275214)

The Issuers and the guarantors have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuers and the guarantors have filed with the SEC for more complete information about the Issuers, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting Barclays Capital Inc., Telephone: 1-888-603-5847, Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, Telephone: (800) 831-9146; E-mail: prospectus@citi.com, or Morgan Stanley & Co. LLC, Telephone: (866) 718-1649; E-mail: prospectus@morganstanley.com.